Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-181397 on Form S-8 of our report dated February 28, 2014 (July 30, 2014, as to the effects of the recasting of segment data presented in Notes 2, 10, 12 and 30), relating to the consolidated financial statements of EverBank Financial Corp and Subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Current Report on Form 8-K of EverBank Financial Corp and Subsidiaries, dated July 30, 2014.

/s/ Deloitte & Touche LLP

Jacksonville, Florida
July 30, 2014